Exhibit-Filing Fees

Calculation of Filing Fee Table

Form S-8
(Form Type)

Heritage Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	1,250,000(1)	$16.76(2)	$20,950,000	.0001102	$2,309.00
Total Offering Amounts							$2,309.00
Total Fee Offsets							--
Net Fee Due							$2,309.00

(1)    Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Heritage Financial Corporation 2023 Omnibus Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.
(2)    Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, calculated on the basis of $16.76 per share, the average of the high and low sale prices per share of the registrant’s common stock on the Nasdaq Global Market on May 2, 2023, which date is within five business days prior to filing this Registration Statement.